Exhibit 10

CONSULTING AGREEMENT AND RELEASE

THIS CONSULTING AGREEMENT AND RELEASE (“Agreement”) is entered into this 5th day of August, 2016, by and between SEMGROUP CORPORATION, a Delaware corporation (the “Company”), and PETER L. SCHWIERING (“Consultant”);

WHEREAS, Consultant has retired from the Company, effective August 5, 2016 (“Separation Date”); and

WHEREAS, Company wishes to avail itself of Consultant’s knowledge, expertise, and experience as a former executive officer of the Company by utilizing the services of Consultant after his retirement; and

WHEREAS, Consultant is willing to provide services to Company upon the terms and conditions set forth below; and

WHEREAS, the Company has agreed to provide Consultant with those Company Payments described in Paragraph 3 below in exchange for Consultant’s consulting services, his comprehensive release, and covenants in this Agreement; and

WHEREAS, Consultant and Company are parties to a Severance Agreement dated as of June 2, 2010, as amended (the “Severance Agreement”), which contains, among things, covenants regarding confidential information, non-competition, non-solicitation, intellectual property, and non-disparagement that survive Consultant’s separation from service.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, and intending to be legally bound, the Company and Consultant hereby agree as follows:

1. Consulting Services.

(a) During the period beginning on the Effective Date (defined in Paragraph 7 below) and continuing through July 31, 2017 (the “Consulting Period”), Consultant shall provide to Company, including its subsidiaries and affiliates, consulting services commensurate with his status and experience as a former Company executive officer with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer of the Company or his or her designee (the “Company Representative”), provided that Consultant shall not be required to provide such services during any period when he is unable to perform due to his health.

(b) Consultant shall provide consulting services to Company only as needed and when reasonably requested by the Company Representative, provided that, without his prior consent, Consultant shall not be required to devote more than 35 hours in any calendar month to the performance of any consulting services hereunder. Consultant agrees that in the event that unanticipated business circumstances on the part of Company necessitate his devoting more than thirty-five (35) hours in any calendar month to performing services under this Agreement, Consultant will obtain approval from the Company Representative prior to providing such services. Such approval shall be given only upon (i) concurrence of such Company Representative that such additional services are required to meet the Company’s valid business needs and (ii) assurance that Consultant’s services over the term of the Agreement will not exceed more than 20 percent of the average level of services rendered by Consultant to Company during the 36 month period immediately preceding the Separation Date. Consultant shall determine the time and location at which he shall perform such services, subject to the right of the Company Representative to reasonably request by advance written notice that such services be performed at a specific time and at a specific location. Consultant shall honor any such request unless he is unable to perform due to his health, or he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by the Company Representative, and in such circumstances, shall make reasonable efforts to arrange a mutually satisfactory alternative. Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business activity of Consultant.

(c) Consultant shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company or any of its affiliates. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to him hereunder.

(d) This Agreement is personal to Consultant and all of the services required of Consultant hereunder shall be performed personally by him.

2. Termination of Consulting Services. The Company may terminate this Agreement at any time for cause which shall be limited to either (i) the conviction of Consultant of a felony which has a substantial effect on the Company’s business or reputation, (ii) the continual and repeated failure of Consultant to perform the services required of him hereunder, after written notice of the alleged failures and an opportunity to cure has been given, or (iii) a breach by Consultant of the Severance Agreement or any other agreement between Consultant and Company or its affiliates. Consultant may only terminate this Agreement due to a material breach hereof by Company.

3. Company Payments. During the Consulting Period, the Company shall pay the Consultant Twenty-Two Thousand Dollars per month (“Consulting Payments). Such Consulting Payments shall be made on or about the first business day of each calendar month during Consulting Period. Notwithstanding the foregoing, if the Effective Date does not occur on the first calendar day of a month, the payment for such month shall be prorated.

The Consulting Payments shall be paid in exchange for Consultant’s performing the services described herein, and in exchange for Consultant’s covenants and promises contained in this Agreement. Each of the Consulting Payments described above shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder.

(a) Consultant acknowledges and agrees that Consulting Payments made under this Agreement are in addition to and not in lieu of any payment(s) and/or benefits Consultant is otherwise entitled to receive under the Severance Agreement or the terms of any of the Company’s policies, bonus plans, or any other correspondence regarding the terms and conditions of his former employment, and Consultant agrees that the Company has paid Consultant all compensation to which he may be entitled through the Separation Date for all work performed and all accrued, unused paid time off, including, but not limited to, all salary, bonus, and expense reimbursement. Notwithstanding the foregoing, the Company agrees that, provided there is no breach by Consultant of this Consulting Agreement or of the Severance Agreement, the Company shall deem Consultant to be an “Eligible Employee” for purposes of the SemManagement L.L.C. Short-Term Incentive Plan Program for Eligible Employees (the “STIP”) with respect to any award that may be granted pursuant to the STIP for the Performance Year (as such term is defined in the STIP) ending December 31, 2016 (the “2016 STIP Performance Year”), which award, if granted, shall be prorated for that portion of the 2016 Performance Year prior to Consultant’s Separation Date.

(b) Consultant acknowledges and agrees that except as provided in Paragraph 8 below, Consultant shall not be entitled to receive any other compensation or bonuses and shall not be eligible for benefits provided to Company employees, in exchange for the services provided by Consultant during the Consulting Period or any time thereafter. However, Company will reimburse Consultant for reasonable and necessary travel expenses, including costs for transportation, meals and lodging that Consultant may incur in connection with his performance of services under this Agreement. All requests for reimbursement shall be submitted with appropriate documentation not later than 40 days after expenses are incurred, pursuant to the Company’s reimbursement policies and procedures that apply to employees of the Company. To the extent that such right to reimbursement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), (i) any such expense reimbursement shall be made by Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Consultant, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

4. Release. In consideration of the Consulting Payments and other benefits provided hereunder, the Consultant, and Consultant’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates or benefits plans (the “Released Parties”), of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Consultant’s employment with the Company or the Consultant’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions, and bonuses; and all other federal, state or local laws or regulations prohibiting employment discrimination and/or governing the payment of wages, benefits, and other forms of compensation, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers' compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. The foregoing release (“Release”) does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Consultant under the terms of the Severance Agreement or a Company sponsored tax qualified retirement or savings plan, except that the Consultant hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Consultant’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Consultant is entitled or subject in his capacity as a former officer or employee of the Company. This Release does not apply to any claim or rights which might arise out of the actions of the Company after Consultant signs this Agreement. This Release also does not waive any right of Consultant to participate in or receive an award pursuant to the the STIP for the 2016 STIP Performance Year. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.

5. No Inducement. Consultant agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Consultant is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company, its affiliates, or by any person employed by or representing the Company or its affiliates, except for the written provisions and promises contained in this Agreement.

6.    Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Consultant files a claim against the Company with respect to a claim released by Consultant herein (other than a proceeding before the Equal Employment Opportunity Commission), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement, the STIP, or this Agreement until such claim is withdrawn by Executive.

7.    Advice of Counsel; Time to Consider; Revocation. Consultant acknowledges the following:

(a)    Consultant has read this Agreement, and understands its legal and binding effect. Consultant is acting voluntarily and of Consultant’s own free will in executing this Agreement.

(b)    Consultant has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c)    Consultant was given at least 21 days to consider the terms of this Agreement before signing it.

Consultant understands that, if Consultant signs this Agreement, Consultant may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Consultant understands that this Agreement will not be effective until after the seven-day period has expired (the “Effective Date”).

8. No Release of Vested Benefits or Health and Welfare Benefits; Health Care Continuation Coverage.(a) Consultant does not, by signing this Agreement, release or discharge any right to any vested, deferred benefit in any qualified employee benefit or incentive plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due Consultant as a participant in any employee health and welfare plan, as such terms are used under the Employment Retirement Income Security Act of 1974, maintained by any of the Released Parties which formerly employed Consultant. Consultant’s rights under any such employee benefit or incentive compensation plan shall be governed by the terms of such plan. Consultant understands and acknowledges, however, that Consultant will not accrue any additional “personal time off” or “sick days” while performing services as a consultant under this Agreement.

(b) Consultant will receive a timely notice of Consultant’s right to elect continuation of health coverage under the Company’s health benefits program, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9. Confidentiality/Company Property.

(a) Consultant shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings and negotiations, he will make no statements or representations relating thereto, except to his attorney or tax advisor, his spouse, or as may otherwise be allowed or required by law.

(b) Consultant shall not, at any time during or after the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or (ii) other technical, business, proprietary or financial information of the Company not available to the public generally or to the competitors of the Company (“Confidential Information”), except to the extent that such Confidential Information (A) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Consultant, (B) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (C) is necessary to perform properly Consultant’s duties under this Agreement.

(c) Promptly following the earlier of the expiration of the Consulting Period or the termination of this Agreement by the Company or Consultant, Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

(d) Consultant acknowledges that this Paragraph 9 is a separate agreement, and the Company is granted the right of specific performance to enforce the provisions of this Paragraph 9. Consultant also acknowledges that this Paragraph 9 is a material term of this Agreement and that its breach could result in damage to the Company that may be difficult to ascertain and that upon any such breach or in reasonable anticipation of any such breach, the Company will be entitled to an order of any court of competent jurisdiction to enjoin such breach (without posting a bond or other security).

10. Enforcement. The parties agree that the Company would be damaged irreparably in the event that any provision of Paragraph 9 of this Agreement was not performed in accordance with its terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

11. Consultant’s Miscellaneous Covenants. By signing this Agreement, Consultant covenants, agrees, represents and warrants that:

(a) Consultant has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Agreement, including, without limitation, his employment with any of the Released Parties or the termination thereof;

(b) This Agreement specifically includes, without limitation, all claims asserted by or on behalf of Consultant against any of the Released Parties, together with all claims which might have been asserted by or on behalf of Consultant in any suit, claim (known or unknown), or grievance against any of the Released Parties for or on account of any matter or things whatsoever up to and including the date Consultant signs this Agreement; and

(c) Consultant has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Agreement shall be binding upon Consultant and upon his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

12. No Admission of Liability. Notwithstanding the provisions of this Agreement and the payments to be made by Company to Consultant hereunder, Released Parties do not admit any manner of liability to Consultant. This Agreement has been entered into as a means of settling any and all disputes that have or may have arisen between Released Parties and Consultant.

13. No Tax Advice. Consultant agrees and acknowledges that the Company has made no representations to him regarding the tax consequences of the money paid pursuant to this Agreement, and that he shall rely upon his own tax advice with respect to any taxes owed on any of such monies. Consultant shall be solely responsible for the payment of any federal, state or local taxes owed by Consultant as a result of his receipt of money or benefits paid pursuant to this Agreement.

14. Indemnification and Hold Harmless. Consultant, shall hold harmless the Released Parties against any damage, injury, death, claim, loss, charge or expense (including, without limitation, attorneys’ fees and court costs and the costs of investigation) of any party, including Consultant, arising out of or relating to, or claimed to arise out of or relate to, Consultant’s gross negligence or willful misconduct in performing consulting services in accordance with this Agreement.

15. Binding Effect. By signing this Agreement, the parties agree and acknowledge that they have carefully read and fully understood the contents of this Agreement, and that this Agreement has been freely signed by the party executing this Agreement. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries and affiliates.

16. Governing Law and Venue. This Agreement and the rights and obligations hereunder shall be construed in all respects in accordance with the internal laws of the State of Oklahoma without reference to the conflict of laws provisions thereof. Should any provision of this Agreement be found or declared or determined by a court of competent jurisdiction to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and any such invalid part, term or provision shall be deemed not to be a part of this Agreement. Any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.

17. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by both Consultant and a duly authorized representative of Company.

18. Headings. The headings of paragraphs or subparagraphs herein are included solely for convenience or reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

19. Severability. In the event that the covenants or agreements Consultant has made herein are determined by any court of competent jurisdiction to be invalid or unenforceable by reason of their being too extensive in any other respect, or for any other reason, such covenants shall be interpreted to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court. If any such covenant or agreement is so held to be invalid or unenforceable, the other covenants and agreements will remain in full force and effect.

20. Notices. Any and all notices required to be sent pursuant to the terms of this Agreement will be sent by registered or certified mail or be personally delivered to the parties hereto at the following addresses or such other addresses as they may designate in writing:

From Consultant to the Company:	SemGroup Corporation Two Warren Place 6120 S. Yale Avenue, Suite 700 Tulsa, Oklahoma 74136 Attention: General Counsel
From the Company to Consultant:	Peter L. Schwiering
1716 Randel Road
Oklahoma City, Oklahoma 73116

The parties hereto knowingly and voluntarily executed this Consulting Agreement and Release as of the date first set forth above:

SEMGROUP CORPORATION

By:	/s/ Carlin G. Conner
Carlin G. Conner President and Chief Executive Officer

/s/ Peter L. Schwiering
Peter L. Schwiering

A C K N O W L E D G M E N T
I HEREBY ACKNOWLEDGE that SemGroup Corporation (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
(1)    I should consult with an attorney before signing the Consulting Agreement and Release (the "Agreement") that was provided to me.
(2)    I may review the Agreement for a period of up to 21 days prior to signing the Agreement. If I choose to take less than 21 days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
(3)    For a period of seven days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed.
(4)    The Company shall not accept my signed Agreement prior to the last day of my employment.
I HEREBY FURTHER ACKNOWLEDGE receipt of this Agreement on the 5th day of August, 2015.

WITNESS:

/s/ Sammie Smith        /s/ Peter L. Schwiering_____________
Sammie Smith                    Peter L. Schwiering